Exhibit 99.31

For Public Preferred Depositary Shares

CUSIP – 172967556 – 8.500% Non-Cumulative Preferred Stock, Series F

CUSIP – 172967ER8 – 8.400% Fxd Rate/Floating Rate Non-Cumulative Preferred Stock, Series E

CUSIP – 172967572 – 8.125% Non-Cumulative Preferred Stock, Series AA

CUSIP – 172967598 – 6.500% Non-Cumulative Convertible Preferred Stock, Series T

Exchange Offer

Citigroup is conducting an Exchange Offer for the Public Preferred Depositary Shares – there are four Public Preferred Depositary Share issues (See CUSIPS above)

Citigroup is also conducting another Exchange Offer for 14 issues of Trust Preferred Securities. (See separate Notice to Corporate Action/Reorganization Departments #2 of 2 for more information on the Trust Preferred Securities). This notice pertains to the Public Preferred Depositary Shares.

Soliciting Dealer Fee

There is a soliciting dealer fee in connection with the Exchange Offers. See “The Exchange Offers – Soliciting Dealer Fee.”

Consent Solicitations

In connection with the Exchange Offers for the Public Preferred Depositary Shares, Citigroup is conducting two different consent solicitations that you will be required to send with the Offering documents to holder of the Public Preferred Depositary Shares.

1)	The Preferred Proxy Statement

2)	The Common Proxy Statement

Questions?

Questions relating to any of the Exchange Offers and related consent solicitations should be directed to the Information Agent, Morrow & Co., LLC. Brokers should call 1-800-662-5200 or (203) 658-9400 and Shareholders should call (800) 445-0102 or (203) 658-9400.

Q: What will be mailed to holders of Public Preferred Depositary Shares?

A: As a result of the related consent solicitations we are sending you two Proxy Statements to be mailed along with the prospectus relating to the Exchange Offers. If Broadridge mails offering material on your behalf, please be advised that the Reorganization area of Broadridge is mailing the prospectus relating to the Exchange Offers and both proxy statements to holders of Public Preferred Depositary shares.

Q: The Record Date for the Preferred Proxy Statement is:

Tuesday, June 16th 2009

Holders of Public Preferred Depositary Shares that held as of the record date of June 16th for the Preferred Proxy Statement are entitled to consent ALL of their shares that they held as of the record date in connection with the consent solicitation, even if they own a lesser amount of shares at expiration of the offer and must consent any shares that they tender in the Exchange Offer.

Q: How do Corporate Action Departments consent using DTC’s ATOP system? May a holder exchange and withhold their consent?

Holders that give their instructions to exchange are also giving their consent as long as they held their Public Preferred Depositary Shares on the record date. There are 2 Contra-CUSIPS and related ATOP options that can be used to exchange Public Preferred Depositary Shares for common stock for each issue of the different Public Preferred Depositary Shares. A record date holder that exchanges their Public Preferred Depositary Shares will also be consenting to the items outlined in the Preferred Proxy Statement.

1.	Contra CUSIP # 1: FOR RECORD DATE HOLDERS

This allows you to tender a record date holder’s instructions to exchange their Public Preferred Depositary Shares. This will also serve as giving consent to the actions outlined in the Preferred Proxy Statement. A record date holder CANNOT give instructions to exchange Public Preferred Depositary Shares and withhold their consent or abstain from voting.

2.	Contra CUSIP #2: FOR NON RECORD DATE HOLDERS ONLY

This allows you to tender shares in to the Exchange Offer for a non record date holder ONLY. This ATOP option is only to be used for shareholders who did not hold their shares as of the record date.

Regardless of which ATOP option is used, holders of Public Preferred Depositary Shares (and holders of Trust Preferred Securities, see Broker Alert #2) that exchange will be giving their consent to the actions outlined in the Common Proxy Statement.

Q: How does a Corp Action or Reorganization Department issue a consent outside of DTC’s ATOP system?

A: The Letter of Transmittal includes a detachable Voting Instruction Form. Brokers may utilize this detachable Voting Instruction Form from the Letter of Transmittal to execute consents (complete with medallion stamp) from holders of Public Preferred Depositary Shares that have given instructions to consent without tendering those shares for exchange.

Q: What if a shareholder owns fewer shares when they give instructions to exchange than they did on the record date for the Preferred Proxy Statement? Don’t they still have voting authority over their record date position?

A: Yes, they are entitled to vote all of their record date shares. However, the first ATOP option can only be used for the shares they are exchanging/consenting. In order to vote the balance of their record date shares, a broker will need to complete the detachable Voting Instruction Form referenced above (complete with medallion stamp) and send it to the exchange agent, BNY Mellon Shareowner Services.

Due to the high likelihood that Public Preferred Depositary Shares will be traded throughout the offering period, we urge brokers to seek consent instructions from those holders who seek to exchange a lesser amount of shares at expiration than they owned as of the record date for the Preferred Proxy Statement.

Q: What is the Exchange Agent’s Contact Information?

BNY MELLON SHAREOWNER SERVICES

By Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310	By Facsimile Transmission: (For Eligible Institutions Only) (201) 680-4626 To Confirm Facsimile Transmissions: (201) 680-4860 (For Confirmation Only)	By Hand or Overnight Courier: BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Q: What is the Common Proxy Statement? When is the record date for the Common Proxy Statement? Is any extraordinary action required?

A: The record date for the Common Proxy Statement will be on the settlement date of the Exchange Offers and after the Public Preferred Depositary Shares have been exchanged into Common Stock. When Public Preferred Depositary Shares or Trust Preferred Securities (see Notice to Corp Action/Reorganization Departments #2 for more information on the Trust Preferred Securities) are exchanged, they will also be giving the consent of their newly exchanged Common Stocks to the actions outlined in the Common Proxy Statement. As a result, back offices exchanging Public Preferred Depositary Shares will not be asked to take extraordinary action with regard to the Common Proxy Statement.

PLEASE NOTE – Current Citigroup Common Shareholders:

Current Citigroup holders of Common Stock will be mailed proxy material in connection with the Preferred Proxy Statement and the Common Proxy Statement. Both of these mailings will be handled by Broadridge’s Proxy side, as is typical in most proxy voting situations.

Citigroup holders of Common Stock as of the record date will receive the Preferred Proxy Statement first. Once the Exchange Offer is complete and a record date is established in connection with the Common Proxy Statement, Citigroup holders of Common Stock will be mailed proxy material in connection with the Common Proxy Statement.

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